Exhibit 99.1

For Immediate Release

For Information Contact:
Kristi Emerson	Reid Simpson
Director, Corporate Communications	Chief Financial Officer
303.915.9574	312.706.1706
kristie@ecollege.com	reids@ecollege.com

eCollege® to Be Acquired by Pearson

eCollege Stockholders to Receive $22.45 per Share in Cash; Transaction Valued at $538 Million

CHICAGO – May 14, 2007 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced that it has entered into an agreement to be acquired by Pearson Education, Inc., a wholly-owned subsidiary of Pearson plc (LSE: PSON; NYSE: PSO), in a transaction with a total value of approximately $538 million. The proceeds will include $41 million from the separate sale of Datamark, the Company’s Enrollment Division, to an investor group led by Oakleigh Thorne, eCollege’s chairman and CEO.

The eCollege Board of Directors has unanimously approved the merger agreement with Pearson and recommends adoption of the agreement by eCollege’s stockholders. Under the agreement, eCollege stockholders will receive $22.45 in cash for each share of eCollege common stock, representing a premium of approximately 28 percent over the average closing share price during the previous 90 trading days.

“We believe this transaction presents an excellent opportunity to fulfill our commitment to maximize value for eCollege stockholders,” said Thorne. “We also believe Pearson will provide an excellent home for our employees and customers and a strong vehicle for growth going forward.”

Since its initial public offering in 1999, eCollege’s revenues have grown from $4 million to $116 million in full year 2006.

Highlights of the transaction include:

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Pearson will pay eCollege stockholders $22.45 in cash for each share of eCollege common stock. Completion of the transaction is subject to the approval of eCollege stockholders. Thorne family interests, who hold approximately 21 percent of eCollege common stock, have signed an agreement pledging to vote all of their shares in favor of the transaction. In addition, the transaction is subject to regulatory approvals and customary closing conditions, and is expected to close during the third quarter. The transaction is not conditioned upon financing.

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The proceeds include $41 million from the agreed sale of the Company’s Enrollment Division, Datamark Inc., to an investor group led by Thorne family interests, who have agreed to provide up to $18 million in equity for the transaction.

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The sale of Datamark was approved by the eCollege Board of Directors based on the unanimous recommendation of a Transaction Committee comprised of three independent and disinterested directors. The Stock Purchase Agreement for Datamark may be terminated by eCollege if a superior proposal for Datamark were to be made by a third party (subject to the reimbursement of expenses to the Thorne investor group in an amount not to exceed $300,000).

Pearson has announced that Matthew Schnittman, current president of the eCollege eLearning Division, will join Pearson as president of eCollege. Additionally, Tom Dearden will remain president and chief executive officer of Datamark.

Evercore Group LLC acted as the financial advisor to eCollege and provided a fairness opinion to the eCollege Board of Directors.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information service to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc. helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in 1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

Additional Information About the Transaction

eCollege will file with the Securities and Exchange Commission (the “SEC”), and furnish to its stockholders, a proxy statement soliciting proxies for the meeting of its stockholders to be called with respect to the acquisition of eCollege by Pearson Education, Inc.

eCOLLEGE STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THEM BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

eCollege stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. eCollege stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents by directing a request by mail or telephone to eCollege.com, One N. LaSalle St., Suite 1800, Chicago, Illinois 60602, Attention: Corporate Secretary, telephone: 312-706-1710, or from eCollege website, www.eCollege.com.

The Company and its directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company's stockholders in favor of the proposed transaction. Additional information regarding the interests of potential participants in the proxy solicitation will be included in the definitive proxy statement that eCollege intends to file with the SEC in connection with the scheduled special meeting of its stockholders.

Statements about the expected timing, completion and effects of the proposed acquisition of eCollege by Pearson Education, Inc. and all other statements in this press release other than historical facts constitute forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. eCollege may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain stockholder approval or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the reports filed by eCollege with the SEC under the Securities Exchange Act of 1934, as amended, including without limitation eCollege’s Annual Report on Form 10-K for the year ended December 31, 2006.

eCollege is a registered trademark of eCollege.

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